Exhibit 10-P-16

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798

March 6, 2008

Dear  _______________,

In recognition of Company, CBG, and individual performance in 2007, and in anticipation of your continued leadership and ongoing efforts in 2008, the Compensation Committee of the Board of Directors has approved the following incentive compensation for you:

2008 Performance-Based Restricted Stock Units (PB-RSU) and Stock Options
The total value of your 2008 stock-based award is delivered through 50% Performance-Based Restricted Stock Units (RSUs) and 50% stock options:

Total value:

Performance-Based RSU value:	[ ]
Number of Performance-Based RSUs:	[ ]
Stock option value:	[ ]
Number of stock options:	[ ]

The number of performance-based RSUs and stock options is based on the FMV of [    ] and Black-Scholes value of [     ] on March 5, 2008 truncated to the nearest whole share.

The performance-based RSU grant is a maximum opportunity having a one-year performance period, after which the Compensation Committee will determine the final RSU award based on performance-to-objective on the following metrics:
•	Global profit before tax
•	CBG profit before tax
•	Total automotive operating cash flow
•	CBG cost performance
•	CBG quality
•	CBG market share

The final RSU award will be restricted for two years.  As soon as practicable after the restriction lapses, you will be issued shares of Ford Motor Company Common Stock, less shares withheld to cover any tax liability on the value of the grant.

All stock-based awards are subject to the terms of the 1998 Long-Term Incentive Plan.  Additional information regarding all of your stock-based awards is available on HR ONLINE.  If you have further questions regarding your awards, please contact __________ at __________.

Thank you for all your efforts and continued leadership.